Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces Preliminary Selected 2005 Year-End Estimated Results

Bristol, PA, March 15, 2006—StoneMor Partners L.P. (NASDAQ: STON) today announced preliminary selected estimated operating results for the fourth quarter and year ended December 31, 2005. These results are considered preliminary due to the need for additional time to finalize the Company’s year-end results. Operating results prior to September 20, 2004 reflect the operating results of Cornerstone Family Services, Inc., the predecessor to StoneMor Partners L.P.

Total Revenues of $89,258,000 for the year ended December 31, 2004 are expected to increase approximately 11% for the year ended December 31, 2005(b). Operating Profit of $9,364,000 for the year ended December 31, 2004 is expected to increase approximately 30% for the year ended December 31, 2005(b). We expect a net profit of approximately $4,000,000 for the year ended December 31, 2005(b) compared to a Net (Loss) of ($3,838,000) for the year ended December 31, 2004.). Net Cash provided by Operating Activities of $7,485,000 for the year ended December 31, 2004 is expected to be approximately $17,589,000 for the year ended December 31, 2005(b). Distributable Free Cash Flow(a) for the year ended December 31, 2005(b) is expected to be approximately $17,198,000.

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.
(b)	These estimated preliminary results are subject to change in connection with the completion of the financial statements.

Operating Statistics

The Company uses its operating data as an additional method for evaluating its performance. The following percentage increases were noted for the quarter and year ended December 31, 2005:

	Fourth Quarter	Year
Number of Interments	+7.6%	+0.7%
Number of Contracts Written	+7.5%	+0.8%
Average Dollar Amount per Contract	+7.3%	+4.2%
Number of Pre-Need Contracts Written	+11.9%	+1.1%
Average Dollar Amount per Pre-Need Contract	+7.4%	+4.5%

All increases pertain to the same period in the prior year and increases in number of interments and number of contracts primarily result from the November 2005 acquisition.

Distributable Free Cash Flow

The Company defines distributable free cash flow as net cash provided by operating activities before appropriate reserves, if any, adjusted for expenditures related to its initial public offering, less maintenance capital expenditures and debt payments not funded by the proceeds of that offering, and other expenditures not related to normal operating activities during the period presented. A reconciliation between preliminary estimated net cash provided by operating activities (the GAAP financial measure the Company believes is most directly comparable to distributable free cash flow) and preliminary estimated distributable free cash flow for the quarter and year ended December 31, 2005 follows:

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
	(in thousands)	(in thousands)
Net cash provided by operating activities	$5,983	$17,589
Maintenance capital expenditures not funded by the public offering proceeds	(922)	(2,121)
Annual payment of corporate bonuses for 2004 paid in March 2005		1,588
Payment of state taxes related to conversion of MLP		142

Distributable free cash flow	$5,061	$17,198

Acquisitions

On November 1, 2005, StoneMor Partners L.P. completed its first acquisition by acquiring 22 cemeteries and 6 funeral homes for approximately $7.0 million in cash and $6.0 million in partnership units. The operating performance of these cemeteries and funeral homes for November and December 2005 was significantly better than Company expectations. Primarily as a result of this operating performance, the Company was able to increase its quarterly distribution per unit from $.4625 to $.4750 which was paid in February 2006. The Company believes that the operations of these properties will continue to improve.

Extension of Time to File Annual Report on Form 10-K

Management of the Company has not completed its assessment of internal control of financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (the partnership is a first-time accelerated filer), the Audit Committee has not completed its investigation, discussed below, of the Company’s recognition of pre-need burial vault revenue, and the Company’s 2005 financial statements have not been completed. The Company intends to file a Form 12b-25 requesting an automatic extension of time to file its Form 10-K.

Material Weakness in Internal Control

Following an internal and external inspection of its cemetery locations, the Company determined that some of the pre-need burial vaults that it previously believed to have been installed in the ground during 2005 had not been installed. In accordance with SAB 104, the Company recognizes pre-need burial vault revenue when the vaults are installed in the ground. While management has not yet completed its assessment of the Company’s internal control over financial reporting in connection with the preparation of its annual report on Form 10-K, it has concluded that due to the pre-need burial vaults not being installed the following material weakness existed as of December 31, 2005:

The Company did not maintain effective internal control procedures related to the recognition of revenue from pre-need burial vaults. Specifically, the Company did not design and maintain controls to ensure proper revenue recognition of pre-need burial vault installations.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Result of Existence of Material Weakness

As a result of the existence of the material weakness identified above, the Company’s management expects to conclude that in the annual report on the Form 10-K for fiscal 2005 that, as of December 31, 2005, the Company’s internal control over financial reporting as it relates to the recognition of revenue from the sale of pre-need burial vaults was not effective based upon the criteria in Internal Control-Integrated Framework issued by the Committee on Sponsoring Organizations of the Treadway Commission (COSO). Because the Company has not yet completed its assessment of internal control over financial reporting, the Company’s management may ultimately identify additional control deficiencies that may constitute additional material weaknesses which it would also include in Management’s Report on Internal Control over Financial Reporting in the Form 10-K.

To remediate this material weakness, the Company has implemented a cemetery maintenance audit procedure pursuant to which:

•	Each of the Company’s cemetery superintendents is required to personally inspect, verify, and certify in writing as to each vault installation at the superintendent’s cemetery.

•	The Company’s regional administrators and maintenance personnel are required to perform random cemetery audits to test and verify burial vault installations on a monthly basis at cemeteries located outside of their regions.

•	The Company’s Internal Audit Department is required to conduct periodic surprise field audits to test and verify burial vault installations.

•	The Company’s administrative and maintenance personnel are required to undergo additional training with respect to the foregoing audit procedures and the importance of the Company’s internal controls.

The Company’s management believes that the procedures described above will serve to remediate the material weakness identified.

On March 14, 2006, the Audit Committee retained independent legal counsel to advise the Audit Committee with respect to this matter and to further investigate the circumstances giving rise to the erroneous recognition of revenue.

The independent investigation by counsel for the Audit Committee has just commenced. The Company’s management believes that, based on all errors identified to date, the quarterly reports on Form 10-Q for each of the three quarters ended September 30, 2005 will be restated. The correction of the advanced revenue recognition is expected to result in the Company recording additional deferred revenue in “Deferred cemetery revenue, net” and adjusting “Partners’ Equity” on the Company’s condensed consolidated balance sheets as of the end of each of first three quarters of 2005 and adjusting “Cemetery revenues,” “Cost of goods sold, merchandise” and “Selling expenses” in the Company’s condensed consolidated statements of income for each of the periods then ended. The cumulative effect of these adjustments during the first three quarters of 2005, based on the results of the investigation to date, would be a reduction in Cemetery revenues of $534,000 compared to reported revenues for the nine months ended September 30, 2005 of $71,549,000 and a reduction in Net Income of $351,000 compared to reported Net Income for the nine months ended September 30, 2005 of $3,027,000. The revenue and net earnings that the Company should not have recognized in 2005 are expected to be recognized in the first quarter of 2006. Prior to the filing of its annual report on Form 10-K for the year ended December 31, 2005, the Company intends to restate its condensed consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, 2005 on amended Forms 10-Q for those periods.

These adjustments have no effect on the Company’s net cash flow or distributions to unitholders.

Until the Company’s 2005 financial statements are completed, there can be no assurance that there will not be additional errors discovered that may affect the periods indicated above, which may impact management’s determination of the effect of the adjustments necessary to correct any misstatements, or that may affect any other fiscal periods.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries in the United States, with 154 cemeteries and 14 funeral homes in 13 states. StoneMor is the only publicly traded deathcare company focused almost exclusively on cemeteries and is the only publicly held deathcare company structured as a master limited partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of StoneMor’s operating activities, the plans and objectives of StoneMor’s management, assumptions regarding StoneMor’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “anticipate,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of StoneMor’s significant leverage on its operating plans; the ability of StoneMor to service its debt; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in November 2005, information disclosed within this press release; the results from the completion of management’s assessment of internal control of financial reporting; and various other uncertainties associated with the deathcare industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Distributable Free Cash Flow

We present distributable free cash flow because management believes this information is a useful adjunct to net cash provided by operating activities under GAAP. Distributable free cash flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes such as repaying debt and expanding through strategic investments.

Distributable free cash flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable free cash flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing or financing activities.